Exhibit 5.1

November 20, 2017

JMP Group LLC
600 Montgomery Street
San Francisco, CA 94111

Re:	JMP Group Inc. Registration Statement (File No. 333-217396)

Ladies and Gentlemen:

We have acted as counsel to JMP Group LLC, a Delaware limited liability company (“Parent”), and its subsidiaries, JMP Group Inc., a Delaware corporation (the “Company”), and JMP Investment Holdings LLC, a Delaware limited liability company (“Subsidiary Guarantor” and, together with Parent, the “Guarantors”), in connection with the Registration Statement on Form S-3, File No. 333-217396, filed with the Securities and Exchange Commission (the “Commission”) on April 20, 2017 (the “Registration Statement”), and the related prospectus, dated April 28, 2017, as supplemented by the final Prospectus Supplement, dated November 20, 2017, filed with the Commission under its Rule 424(b) (together, the “Prospectus”) relating to the issuance of $50.0 million aggregate principal amount of 7.25% Senior Notes due 2027, and up to $7.5 million aggregate principal amount of Notes issuable pursuant to an option to purchase additional Notes (collectively, the “Notes”), and the issuance by the Guarantors of guarantees (the “Guarantee”) with respect to the Notes. The Notes and the Guarantee will be issued under the Indenture (the “Indenture”) between the Company and U.S. Bank National Association, as trustee (the “Trustee”), dated as of January 24, 2013 as supplemented by the Fourth Supplemental Indenture, to be dated as of November 28, 2017, among the Company, the Guarantors and the Trustee (the “Supplement”). The Company is filing this opinion letter with the Commission on a Current Report on Form 8-K (the “Current Report”).

We have examined the Registration Statement, the Prospectus and the Indenture. We also have examined originals, or copies identified to our satisfaction, of such corporate records of the Company and the Guarantors, certificates of public officials, officers of the Company, the Guarantors and other persons, and such other documents, agreements and instruments as we have deemed relevant and necessary for the basis of the opinions hereinafter expressed. In such examination, we have assumed the following: (a) the authenticity of original documents and the genuineness of all signatures; (b) the conformity to the originals of all documents submitted to us as copies; (c) the truth, accuracy and completeness of the information, factual matters, representations and warranties contained in the records, documents, instruments and certificates we have reviewed; and (d) the due authorization, execution and delivery on behalf of the respective parties thereto (other than the Company and the Guarantors) of the Indenture, the Notes and the Guarantee, and the valid and legally binding effect thereof on, and the enforceability against, such parties (other than the Company and the Guarantors).

JMP Group LLC

November 20, 2017

Based on and subject to the foregoing, when the Notes have been duly executed and authenticated in accordance with the provisions of the Indenture and issued and sold as contemplated by the Registration Statement and the Prospectus, we are of the opinion that the Notes will be legal and binding obligations of the Company and the Guarantee will be legal and binding obligations of each of the Guarantors, enforceable against each of the Company and the Guarantors, as applicable, in accordance with their respective terms.

The opinion set forth above is subject to (a) bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws relating to or affecting creditors’ rights generally (including, without limitation, all laws relating to fraudulent transfers or conveyances, preferences and equitable subordination); and (b) general principles of equity, including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinion expressed herein is limited to the General Corporation Law of the State of Delaware, the Limited Liability Company Act of the State of Delaware, the law of the State of New York and the federal laws of the United States of America.

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion letter as an exhibit to the Current Report and its incorporation by reference into the Registration Statement. By giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations promulgated thereunder.

Very truly yours, /s/ ORRICK, HERRINGTON & SUTCLIFFE LLP ORRICK, HERRINGTON & SUTCLIFFE LLP